                                                                      EXHIBIT 12





                        IRREVOCABLE APPOINTMENT OF PROXY


         The undersigned stockholder (the "Stockholder") of Howell Corporation ("BELAIR") has executed a Support/Voting Agreement (the "Voting Agreement"), dated September 26, 2002, between the Stockholder and Anadarko Petroleum Corporation ("PARENT"). The Voting Agreement relates to the Agreement and Plan of Merger, dated the same date, among PARENT, Belair Merger Corp. ("Subcorp") and BELAIR (the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger of Subcorp with and into BELAIR (the "Merger").

         As security for the Stockholder's obligations under the Voting Agreement, the Stockholder hereby irrevocably constitutes and appoints PARENT as his, her or its attorney and proxy in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law ("DGCL"), with full power of substitution and resubstitution: to cause all of the shares of capital stock of BELAIR that the Stockholder would be entitled to vote (the "Shares") if personally present to be counted as present at any meeting of BELAIR Stockholders called to consider and vote to adopt the Merger and the Merger Agreement and/or the transactions contemplated thereby; and to vote his, her or its Shares at any such meeting, however called, or execute consents in respect of his, her or its Shares, in favor of the Merger and the Merger Agreement and the transactions contemplated thereby. THIS APPOINTMENT OF PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST WITHIN THE MEANING OF
SECTION 212(e) OF THE DGCL. The Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by the Stockholder with respect thereto, other than for the sole purpose of voting Shares as contemplated by the Voting Agreement.

         Schedule I attached hereto sets forth the correct total number of the Shares.

         The appointment made hereby shall be effective until the termination of the Voting Agreement, without regard to whether such termination should occur more than eleven (11) months after the date hereof.

                                              /s/ Evelyn E. Howell
                                        ----------------------------------------
                                        Evelyn E. Howell

Dated:   November 25, 2002

                                   SCHEDULE I

                                 STOCK OWNERSHIP


                                  Common Stock


    Owned Beneficially              1,236,634                Individually